                                                                       EXHIBIT 2

ASSET PURCHASE AGREEMENT

================================================================================


         THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of September 30, 1999, is by and among AmSurg Holdings, Inc., a Tennessee corporation ("AmSurg"), and the individuals set forth on the signature pages attached hereto (individually "Doctor" and collectively "Doctors").

         WHEREAS, AmSurg desires to purchase and Doctors desire to sell certain of their assets, as more fully described herein, upon and subject to the terms and conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants of the parties hereinafter set forth, the parties agree as follows:

ARTICLE 1.        PURCHASE AND SALE OF ASSETS

1.1. PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, at the Closing, Doctors shall sell, transfer, convey, assign and deliver to AmSurg and AmSurg shall purchase, acquire and accept from Sellers a 100% interest in the personal goodwill of each Doctor with respect to the endoscopy surgery center (the "Center") owned and operated by Ocean Surgical Pavilion, Inc. ("Ocean"), of which the Doctors are all of the shareholders, located in Oakhurst, New Jersey (the "Purchased Assets").

1.2. ASSUMPTION OF LIABILITIES. Except as described herein, AmSurg will not assume any debts, liabilities, obligations, expenses, taxes, contracts or commitments of Seller or the Center of any kind, character or description, whether accrued, absolute, contingent or otherwise ("Liabilities"), no matter whether arising before or after the Closing, and whether or not reflected or reserved against in Seller's or the Center's financial statements, books of account or records. Seller will indemnify AmSurg against and hold it harmless from any such Liabilities.

ARTICLE 2.        PURCHASE PRICE

         The initial purchase price ("Initial Purchase Price") for the Purchased Assets shall be $3,898,767 payable in cash. The Initial Purchase Price shall be allocated equally among the Doctors.

         AmSurg and Doctors acknowledge that the rule proposed in June 1998 by the Health Care Financing Administration ("HCFA") providing in part for a change in the payment methodology and payment rates utilized by HCFA to reimburse ambulatory surgery centers as it may be adopted or amended (the "Proposed Rule"), could have a negative effect on the future revenues and earnings of the Center. In order to address the uncertainty regarding the Proposed Rule and its effect on the Center, the Initial Purchase Price has been calculated based on the annualized income for Medicare cases performed in the Center from July 1, 1998 through December 31, 1998. The potential percentage reduction in Medicare reimbursement rate changes are set forth in Exhibit 2(a). Exhibit 2(b) sets forth what the Initial Purchase Price would have been without any adjustment for the proposed Medicare reimbursement rate changes (the "Potential Purchase Price"), and the difference between the Initial Purchase Price and the Potential Purchase Price (the "Purchase Price Differential").

         Of the Purchase Price Differential, on the Closing Date, AmSurg will pay $9,676, payable in cash, which will be allocated equally among the Doctors. During the six (6) years following the Closing, commencing January 1, 2000, at the end of each six (6) month period thereafter, if a final version of the Proposed Rule has not been adopted during such period, then AmSurg will pay as additional consideration ("Additional Purchase Price") an amount in cash equal to one twelfth (1/12) of the Purchase Price Differential as set forth on Exhibit 2(b), together with interest thereon at the rate equal to the prime rate as published from time to time by SunTrust Bank in Nashville, Tennessee, accruing from the Closing Date. In the event that a final version of the Proposed Rule is adopted during the six (6) years following the Closing, then the purchase price will be recalculated and adjusted utilizing the formula set forth on Exhibits 2(a) and 2(b) and substituting the final Medicare reimbursement rates for the proposed Medicare reimbursement rates set forth therein (the "Adjusted Purchase Price"). If the Adjusted Purchase Price exceeds the sum of (a) the Initial Purchase Price and (b) any Additional Purchase Price previously paid by AmSurg (including the payment made at Closing out of the Purchase Price Differential), AmSurg will pay in cash such amount as additional consideration, together with interest at the prime rate accruing from the Closing Date, within sixty (60) days after such determination. All such

--------------------------------------------------------------------------------
                                                 Asset Purchase Agreement/Page 1
payments will be allocated equally among the Doctors. In no event will the Purchase Price recalculation cause (x) Doctors to return any portion of the Purchase Price previously paid to Doctor by AmSurg or (y) the aggregate consideration paid by AmSurg to exceed the Potential Purchase Price.

ARTICLE 3.        CLOSING

3.1. CLOSING. The closing ("Closing") of the sale and purchase of the Purchased Assets shall take place at the offices of Wilentz, Goldman & Spitzer, 90 Woodbridge Center Drive, Suite 900, Woodbridge, New Jersey 07095, within ten
(10) business days after the satisfaction of all conditions to the parties' obligations to consummate the transactions contemplated hereby, which shall in no event be later than September 30, 1999, or at such other time as shall be agreed upon by all the parties hereto (the "Closing Date").

3.2.      OBLIGATIONS OF THE PARTIES AT THE CLOSING.

          (a) At the Closing, AmSurg shall deliver to Doctors:

               (i) the consideration as specified in Article 2;

               (ii) a copy of resolutions of the Board of Directors of AmSurg, certified by its Secretary, authorizing the execution, delivery and performance of this Agreement and the other documents referred to herein to be executed by AmSurg, and the consummation of the transactions contemplated hereby;

               (iii) a certificate of AmSurg certifying as to the accuracy of the representations and warranties of AmSurg at and as of the Closing and that AmSurg has performed or complied with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by AmSurg at or before the Closing;

               (iv) the opinion of Bass, Berry & Sims PLC, legal counsel for AmSurg, the terms of which are substantially as set forth in Exhibit 9.4; and

               (v) such other certificates and documents as Doctors or their counsel may reasonably request.

          (b) At the Closing, Doctors will deliver to AmSurg:

               (i) a certificate of each of the Doctors certifying as to the accuracy of Doctors' representations and warranties at and as of the Closing and that they have performed or complied with all of the covenants, agreements, terms, provisions and conditions to be performed or complied with by each of them at or before the Closing;

               (ii) the opinion of Wilentz, Goldman & Spitzer, legal counsel to Doctors, in substantially the form of Exhibit 8.4; and

               (iii) such other certificates and documents as AmSurg or its counsel may reasonably request.

ARTICLE 4.        REPRESENTATIONS AND WARRANTIES OF DOCTORS

         Each of the Doctors, severally and not jointly, represents and warrants as follows:

4.1. AUTHORITY. Such Doctor has full authority to enter into and carry out the provisions of this Agreement, and this Agreement, when executed, will constitute a valid and binding legal obligation enforceable against him in accordance with its terms.

4.2. NO VIOLATION. The execution and delivery of this Agreement by each Doctor does not, and the consummation of the transactions contemplated hereby will not (a) violate any provision of, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which such Doctor is a party or by which any of such Doctors's assets or properties are bound; (b) violate any provision of the Articles of Incorporation or bylaws of Ocean; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to such Doctor; or (d) violate any other contractual or legal obligation or restriction to which such Doctor is subject.

4.3. EXPENSES OF OPERATING THE CENTER. Schedule 4.3 sets forth all of the current expenses of operating the Center, and also reflects the manner in which the operating expenses will be allocated on a going forward basis; provided, that in the event the Center no longer utilizes the services of any personnel employed by Shore Gastroenterology, P.C. or an affiliate of Ocean, the

--------------------------------------------------------------------------------
                                                 Asset Purchase Agreement/Page 2
allocation of expenses will then be adjusted to reflect any such changes in allocation.

4.4. NO BROKER'S FEES. Such Doctor has not done anything to cause or incur any liability or obligation for investment banking, brokerage, finder's, agent's or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution or performance of this agreement or the consummation of the transactions contemplated hereby, and Doctor does not know of any claim by anyone for such a fee, commission, expense or charge.

4.5. FULL DISCLOSURE. Neither this Agreement, nor any schedule, exhibit, list, certificate or other instrument or document delivered to AmSurg pursuant to this Agreement by or on behalf of Doctors, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements, representations or warranties and information contained herein or therein not misleading. No Doctor has withheld from AmSurg disclosure of any event, condition or fact which such Doctor knows, or has reasonable grounds to know, may materially adversely affect the Purchased Assets or the operations of the Center.

ARTICLE 5.        REPRESENTATIONS AND WARRANTIES OF AMSURG

         AmSurg represents and warrants as follows:

5.1. ORGANIZATION. AmSurg is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. AmSurg has full corporate power and corporate authority to carry on its business as now conducted and to own, lease or operate its properties and assets as now owned, leased or operated.

5.2. AUTHORIZATION. AmSurg has full corporate power and corporate authority to enter into this Agreement and perform its obligations hereunder and carry out the transactions contemplated hereby. The execution, delivery and performance by AmSurg of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action. This Agreement, when executed, will constitute a legal, valid and binding obligation of AmSurg enforceable against it in accordance with its terms.

5.3. NO VIOLATION. The execution and delivery of this Agreement by AmSurg does not, and the consummation of the transactions contemplated hereby will not,
(a) violate any provision of, or result in the creation of any lien or security interest under, any material agreement, indenture, instrument, lease, security agreement, mortgage or lien to which AmSurg is a party or by which any of AmSurg's assets or properties are bound which violation or lien would have a material adverse effect on the business or operations of AmSurg; (b) violate any provision of the Charter or Bylaws of AmSurg; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to AmSurg which violation would have a material adverse effect on the business or operations of AmSurg; or (d) violate any other contractual or legal obligation or restriction to which AmSurg is subject which violation would have a material adverse effect on the business or operations of AmSurg.

5.4. TAXES. AmSurg has filed all federal, state and local tax returns required to be filed by it through the date hereof (or has obtained an extension for such filing) and has paid all taxes and assessments (including without limitation income, excise, unemployment, social security, occupation, franchise, property, sales and use taxes, import duties or charges, and all penalties and interest in respect thereof) due and payable therefrom. AmSurg has not signed any extension agreement with any taxing authority and knows of no open or questionable matters for any prior periods.

5.5. LITIGATION. There is no claim, litigation, investigation or proceeding pending or, to AmSurg's knowledge, threatened against AmSurg at law or in equity or before any court, legislative or administrative tribunal or governmental agency which questions the validity of this Agreement or which, if adversely determined or publicly disclosed, would have a material adverse effect on the business or operations of AmSurg.

5.6. COMPLIANCE WITH LAW AND OTHER REGULATIONS. AmSurg is in compliance in all material respects with all requirements of applicable Laws. AmSurg possesses all required licenses, permits, certificates, and authorizations needed for the conduct of its business as presently conducted, the failure of which would have a material adverse effect on the business or operations of AmSurg. AmSurg knows of no act or omission occurring on or before the date hereof which would subject AmSurg to the likelihood of any material fine or suspension of any material license, permit, certificate or authorization.

5.7. REPORTS AND RETURNS. AmSurg has filed all material reports and returns heretofore required by federal, state or municipal authorities and all material reports and returns to the various governmental authorities which

--------------------------------------------------------------------------------
                                                 Asset Purchase Agreement/Page 3
control, directly or indirectly, any of its activities, and has paid all sums heretofore due with respect to such reports and returns.

5.8. DEFAULTS. AmSurg is not in default under, and no event has occurred which, with the giving of notice or the passage of time, or both, would result in a default under, any outstanding indenture, mortgage, contract or agreement to which AmSurg is a party, which default would have a material adverse effect on the business or operations of AmSurg.

         The execution, delivery and performance by AmSurg of this Agreement and the transactions contemplated hereby will not violate any provision of, or result in the breach of, or constitute a default under, or require any consent under, any law, or any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, or any material contract, agreement or instrument to which AmSurg is a party or by which AmSurg is bound.

5.9. CORPORATE DOCUMENTS. AmSurg has made available to Doctors for inspection by Doctors and their authorized representatives, a copy of its Charter, as amended to the date hereof, certified to be a true and correct copy thereof by the Secretary of State of Tennessee, and the minute books of AmSurg containing the Bylaws and all records of the proceedings, meetings, actions and consents of the shareholders and the board of directors (and any committees thereof) of AmSurg.

5.10. FULL DISCLOSURE. Neither this Agreement, nor any Schedule, exhibit, list, certificate or other instrument or document delivered to Doctors pursuant to this Agreement by or on behalf of AmSurg contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein in order to make the statements, representations or warranties contained herein or therein not misleading.

5.11. NO BROKER'S FEES. AmSurg has not done anything to cause or incur any liability or obligation for investment banking, brokerage, finder's, agent's or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, and AmSurg does not know of any claim by anyone for such a fee, commission, expense or charge.

5.12. CALCULATION OF INITIAL PURCHASE PRICE AND PURCHASE PRICE DIFFERENTIAL. To AmSurg's knowledge, the Initial Purchase Price and the Purchase Price Differential have been calculated in an appropriate manner taking into account the change in reimbursement contemplated by the Proposed Rules.

ARTICLE 6.        COVENANTS AND AGREEMENTS OF DOCTORS

         Doctors further covenant and agree that from the date hereof until the Closing, and thereafter if so specified, they will fulfill the following covenants and agreements unless otherwise consented to by AmSurg in writing:

6.1.     ACCESS; FURTHER ASSURANCES.

         (a) Doctors will accord to AmSurg, its counsel, accountants and other representatives, from the date hereof and at any time after the Closing, full access to all of the properties, books, contracts, commitments, financial information and records of the Center, and will furnish AmSurg during such period with all such information concerning the business and operations of the Center, as AmSurg reasonably may request. At any time and from time to time after the Closing, at AmSurg's request and without further consideration, Doctors agree to execute and deliver such certificates and documents as may be reasonably required in connection with any audit of the Center or its operations.

         (b) At any time and from time to time after the Closing, at AmSurg's request and without further consideration, Doctors will execute and deliver such other instruments of sale, transfer, conveyance, assignment and delivery and confirmation and take such action as AmSurg may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to AmSurg and to place AmSurg in possession and control of and to confirm AmSurg's title to, the Purchased Assets, and to assist AmSurg in exercising all rights and enjoying all benefits with respect thereto.

6.2.     CONFIDENTIALITY.

         (a) In the event the transactions contemplated by this Agreement are not consummated for any reason, Doctors promptly will return to AmSurg all records and information provided to Doctors from AmSurg, and Doctors will treat all such records and information as confidential.

         (b) Except as otherwise required by law, Doctors will not disclose at any time to any other person not an employee of AmSurg or AmSurg Corp. (or a person otherwise involved in the carrying out of the transactions contemplated by this Agreement), nor make

--------------------------------------------------------------------------------
                                                 Asset Purchase Agreement/Page 4
any public announcement of, the transactions or terms of the transactions contemplated by this Agreement.

6.3. NOTICE OF ADVERSE CHANGE. Doctors will advise AmSurg in writing of any material adverse change in the Purchased Assets from the date of this Agreement to the Closing Date.

6.4. SCHEDULES. Doctors shall have the continuing obligation to supplement or amend promptly the Schedules being delivered by Doctors pursuant to this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in these Schedules.

6.5. RESTRICTIVE COVENANTS; CONFIDENTIALITY. Each Doctor agrees that he will not be an officer, director or employee or consultant of or have any direct or indirect ownership interest in, or manage, lease, develop or otherwise have any financial interest in, or receive any compensation from any health care facility competing with the LLC within fifteen (15) miles of the Center and in the towns of Redbank, Freehold, Toms River, Marlboro and Manalapan, New Jersey, until the later of (a) one (1) year after Doctor ceases to be a shareholder of Ocean or
(b) five (5) years after the Closing Date. The foregoing shall not prohibit Doctors from owning shares of capital stock constituting less than 1% of the outstanding capital stock of any corporation whose common stock is traded on a national securities exchange or on The Nasdaq Stock Market. Doctors recognize and acknowledge that the ascertainment of damages in the event of a breach of this Section 6.5 would be difficult, and agree that AmSurg, in addition to all other remedies it may have, shall have the right to injunctive relief if there is such a breach.

         Notwithstanding the foregoing, the parties acknowledge and agree that
Section 6.5 does not require Doctors to perform endoscopy procedures at the Center or to refer patients to the Center, and imposes no restrictions on where such procedures are performed or where referrals are made. Further, the parties acknowledge and agree that Section 6.5 does not prohibit Doctors from acting as department heads or division chiefs of gastroenterology for hospitals within the area described above, so long as no compensation is paid to any Doctor for acting in such capacity.

ARTICLE 7.        COVENANTS AND AGREEMENTS OF AMSURG

         AmSurg further covenants and agrees that from the date hereof until the Closing, unless otherwise consented to by Seller in writing, it will fulfill the following covenants and agreements:

7.1.     CONFIDENTIALITY.

         (a) In the event the transactions contemplated by this Agreement are not consummated for any reason, AmSurg promptly will return to Doctors all records and information provided to AmSurg from Doctors, and AmSurg will treat all such records and information as confidential.

         (b) Except as otherwise required by law, AmSurg will not disclose at any time to any other person not an employee of AmSurg or AmSurg Corp. (or a person otherwise involved in the carrying out of the transactions contemplated by this Agreement), nor make any public announcement of, the transactions or terms of the transactions contemplated by this Agreement.

7.2. NOTICE OF ADVERSE CHANGE. AmSurg will notify Doctors in writing of any material adverse change in the business, assets, operations, conditions or prospects of AmSurg from the date of this Agreement to the Closing Date.

7.3. SCHEDULES. AmSurg shall have the continuing obligation to supplement or amend promptly the Schedules being delivered by AmSurg pursuant to this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in these Schedules.

ARTICLE 8.        CONDITIONS TO AMSURG'S OBLIGATIONS

         AmSurg shall not be obligated to consummate the transactions contemplated hereby, unless each of the following conditions is fulfilled or performed (unless expressly waived in writing by AmSurg) prior to or at the
Closing:

8.1. COMPLIANCE. The representations and warranties made by Doctors in this Agreement and the statements contained in the Schedules attached hereto or in any instrument, list, certificate or writing delivered by Doctors pursuant to this Agreement shall be true when made and at and as of the time of the Closing as though

--------------------------------------------------------------------------------
                                                 Asset Purchase Agreement/Page 5
such representations and warranties were made at and as of the Closing.

8.2. PERFORMANCE BY DOCTORS. Doctors shall have performed and complied with all covenants, agreements, obligations and conditions required by this Agreement to be so complied with or performed by each of them.

8.3. CERTIFICATE OF DOCTORS. Each of the Doctors shall have delivered to AmSurg a certificate, dated the Closing Date, certifying as to the fulfillment by such Doctor of the conditions specified in Sections 8.1 and 8.2 hereof.

8.4. OPINION OF COUNSEL. AmSurg shall have been furnished with the opinion of Wilentz, Goldman & Spitzer, counsel to Doctors, in substantially the form of
Exhibit 8.4.

8.5. MANAGEMENT AGREEMENT. The LLC and Ocean shall have executed a Management Services Agreement in substantially the form of Exhibit 8.5 attached hereto.

8.6. OPERATING AGREEMENT. Physician Entity and AmSurg shall have entered into the Operating Agreement for the LLC in substantially the form of Exhibit
8.6 attached hereto.

8.7. CONTRIBUTION AGREEMENT. Ocean, AmSurg, the LLC and the Doctors shall have entered into a Contribution Agreement in substantially the form of Exhibit
8.7 attached hereto.

ARTICLE 9.        CONDITIONS TO DOCTORS' OBLIGATIONS

         Doctors shall not be obligated to consummate the transactions contemplated hereby unless each of the following conditions is fulfilled or performed (unless expressly waived in writing by Doctors) prior to or at the
Closing:

9.1. COMPLIANCE. The representations and warranties made by AmSurg in this Agreement and the statements contained in the Schedules attached hereto or in any instrument, list, certificate or writing delivered by AmSurg pursuant to this Agreement shall be true when made and at and as of the time of the Closing as though such representations and warranties were made at and as of the Closing.

9.2. PERFORMANCE BY AMSURG. AmSurg shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be so complied with or performed by AmSurg.

9.3. CERTIFICATE OF AMSURG. AmSurg shall have delivered to Doctors a certificate, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 9.1 and 9.2 hereof.

9.4. OPINION OF COUNSEL. Doctors shall have been furnished the opinion of Bass, Berry & Sims PLC, counsel to AmSurg, in substantially the form of
Exhibit 9.4.

9.5. LEASE. The LLC and EFM Realty, Inc. shall have entered into a lease (the "Lease") for the Center in substantially the form of Exhibit 9.5.

ARTICLE 10.       INDEMNIFICATION

10.1. INDEMNIFICATION BY DOCTORS. Doctors, jointly and severally, hereby agree to defend, indemnify and hold harmless AmSurg and shall reimburse AmSurg for, from and against each claim, loss, liability, cost and expense (including without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses"), directly or indirectly relating to, resulting from or arising out of:

         (a) Any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by or of any Doctor contained herein, any Schedule hereto, or the Contribution Agreement of even date herewith by and among Ocean, the Doctors and the LLC, or in any certificate, document or instrument delivered to AmSurg pursuant hereto or thereto.

         (b) Any tax liability of the Center not previously paid, which may at any time be asserted or assessed against the Center for any event or period prior to the Closing Date (regardless of whether the possibility of the assertion or assessment of any such tax liability shall have been disclosed to AmSurg at or prior to the Closing).

         (c) Liability for any amounts owed by the Center to any governmental third party or private payors because of overpayments to the Center prior to the Closing for services rendered to patients, which liability is due to a recomputation of rates, field audit adjustments, overpayments or otherwise.


--------------------------------------------------------------------------------
                                                 Asset Purchase Agreement/Page 6

         (d) Any other Loss incidental to any of the foregoing.

10.2. INDEMNIFICATION BY AMSURG. AmSurg hereby agrees to defend, indemnify and hold harmless Doctors, and shall reimburse Doctors for, from and against Losses directly or indirectly relating to, resulting from or arising out of:

         (a) Any untrue representation, misrepresentation, breach of warranty or nonfulfillment of any covenant, agreement or other obligation by AmSurg, contained herein or in any certificate, document or instrument delivered to Doctors pursuant hereto.

         (b) Any other Loss incidental to the foregoing.

10.3.    PROCEDURE.

         (a) The indemnified party shall promptly notify the indemnifying party of any claim, demand, action or proceeding for which indemnification will be sought under Sections 10.1 or 10.2 of this Agreement, and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, AmSurg and Doctors shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and
(ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement.

         (b) Any claim of indemnity of AmSurg against Doctors with respect to
Section 10.1 hereof may in AmSurg's discretion be discharged by setoff against any amounts owed or owing to Doctors or any affiliate thereof under the Operating Agreement between Ocean and AmSurg; provided, that any such set-off amount shall be held in a separate interest-bearing account by Bass, Berry & Sims PLC until the indemnification matter is resolved to the reasonable satisfaction of both parties or a court order regarding the disposition of the funds is entered.

         (c) Notwithstanding the foregoing, no Doctor shall be required to indemnify AmSurg for any amount in excess of his pro rata portion of the Adjusted Purchase Price.

         (d) Notwithstanding the foregoing, Doctors shall not be obligated to make any indemnification under Section 10.1 unless the aggregate amount of Losses exceeds $10,000 (the "Basket"), and such indemnification with respect to such Losses shall be made by Doctors only to the extent of such excess over the Basket.

ARTICLE 11.       SURVIVAL OF REPRESENTATIONS AND WARRANTIES

11.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall survive the Closing Date and any investigation made by or on behalf of any party hereto, and shall survive for a period of twenty-four (24) months after the Closing Date (except for any Losses described in Section 10.1(b), which shall survive for the applicable statute of limitations, including any waivers thereof, Section 10.1(c), which shall not terminate), and AmSurg's obligations under Article 2, which shall terminate upon payment in full of the Adjusted Purchase Price.

         In addition, in the event that all of LLC, AmSurg, AmSurg Corp., or their successors or assigns, dissolves, liquidates or otherwise ceases to exist, the provisions of Section 6.5 hereof shall terminate and be of no further force or effect.

11.2. REMEDIES CUMULATIVE. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

ARTICLE 12.       TERMINATION OF AGREEMENT

         This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual agreement of Doctors and AmSurg;


--------------------------------------------------------------------------------
                                                 Asset Purchase Agreement/Page 7

         (b) by AmSurg, if there has been a material violation or breach by Doctors of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing, or if any of the conditions set forth in Article 8 hereof have not been satisfied by the Closing or have not been waived in writing by AmSurg;

         (c) by Doctors, if there has been a material violation or breach by AmSurg of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing, or if any of the conditions set forth in Article 9 hereof have not been satisfied by the Closing or have not been waived in writing by Doctors;

         (d) by either AmSurg or Doctors if the transactions contemplated by this Agreement shall not have been consummated on or before September 30, 1999; or

         (e) by either AmSurg or Doctors if the other makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy or seeks or consents to any reorganization or similar relief under any present or future bankruptcy act or similar law, or is adjudicated a bankrupt or insolvent, or if a third party commences any bankruptcy, insolvency, reorganization or similar proceeding involving the other.

ARTICLE 13.       MISCELLANEOUS

13.1. EXPENSES. All fees and expenses incurred by Doctors, including without limitation, legal fees and expenses, in connection with this Agreement will be borne by Doctors and all fees and expenses incurred by AmSurg, including without limitation, legal fees and expenses, in connection with this Agreement will be borne by AmSurg.

13.2.    ASSIGNABILITY; PARTIES IN INTEREST.

         (a) AmSurg may assign any or all of its rights hereunder to any affiliate or any direct or indirect subsidiary of AmSurg, and AmSurg shall advise Doctors of any such assignment and shall designate such party as the assignee and transferee of the Purchased Assets. Any such assignee shall assume all of AmSurg's duties, obligations and undertakings hereunder.

         (b) Doctors may not assign, transfer or otherwise dispose of any of their respective rights hereunder without the prior written consent of AmSurg.

         (c) All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, successors, assigns and legal or personal representatives of the parties hereto.

13.3. ENTIRE AGREEMENT; AMENDMENTS; WAIVER. This Agreement, including the exhibits, Schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by all parties or their respective heirs, successors, assigns or legal personal representatives. Any condition to a party's obligations hereunder may be waived but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same.

13.4. SEVERABILITY. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

13.5. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested or by overnight courier service) as follows:

If to Doctors, to each Doctor at:

         Ocean Surgical Pavilion, Inc.
         1907 State Route 35, Suite 1
         Oakhurst, NJ 07755
         Attn:    Frederic R. Gross, M.D.
                  Eric J. Rosenstock, M.D.
                  Mitchell S. Schwartz, M.D.
                  Penny S. Turtel, M.D.

With a copy to:

         Wilentz, Goldman & Spitzer
         90 Woodbridge Center Drive
         Suite 900, Box 10
         Woodbridge, NJ 07095-0958
         Attn:    Michael F. Schaff, Esq.

If to AmSurg:


--------------------------------------------------------------------------------
                                                 Asset Purchase Agreement/Page 8

         AmSurg Holdings, Inc.
         20 Burton Hills Boulevard
         Nashville, TN 37215
         Attn:    Claire M. Gulmi

With a copy to:

         Bass, Berry & Sims PLC
         First American Center
         Nashville, TN 37238
         Attn:    Cynthia Y. Reisz, Esq.

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

13.6. SECTION AND OTHER HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

13.7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, provided, however, that the several executed counterparts shall together have been signed by AmSurg and each of the Doctors. All of such executed counterparts shall constitute one and the same instrument. Facsimile signatures may be utilized in the execution of this Agreement.

13.8. PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. The parties acknowledge that they have independently negotiated the provisions of this Agreement, that they have relied upon their own counsel as to matters of law and application and that neither party has relied on the other party with regard to such matters. The parties expressly agree that there shall be no presumption created as a result of either party having prepared in whole or in part any provisions of this Agreement.

13.9. APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee, without regard to its conflict of laws rules.


                  [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

















--------------------------------------------------------------------------------
                                                 Asset Purchase Agreement/Page 9

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


AMSURG HOLDINGS, INC.

By:      /s/ Claire M. Gulmi
    -----------------------------
Title:       Secretary
      ---------------------------



DOCTORS:


/s/ Frederic R. Gross, M.D.
----------------------------------
Frederic R. Gross, M.D.

/s/ Eric J. Rosenstock, M.D.
----------------------------------
Eric J. Rosenstock, M.D.

/s/ Mitchell S. Schwartz, M.D.
----------------------------------
Mitchell S. Schwartz, M.D.

/s/ Penny S. Turtel, M.D.
----------------------------------
Penny S. Turtel, M.D.





































--------------------------------------------------------------------------------
                                                Asset Purchase Agreement/Page 10

         The Schedules and Exhibits to the Asset Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K, but will be furnished to the Commission supplementally upon request. The contents of the omitted Schedules and Exhibits are describer in the Asset Purchase Agreement.